Exhibit 99.1

National & Retail Trades and First Call

For release: August 4, 2005 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS JULY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – August 4, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended July 30, 2005 increased 9.6 percent over the four-week period ended July 31, 2004. On a comparable store basis, sales decreased 0.5 percent.

For the second quarter ended July 30, 2005, total sales increased 15.6 percent while comparable store sales increased 5.1 percent.  For the 26 weeks ended July 30, 2005, total sales were up 15.4 percent over the 26 weeks ended July 31, 2004. On a comparable store basis, sales for the 26 weeks increased 4.4 percent.

The Company remains comfortable with its previous earnings guidance for the second quarter of fiscal 2005 of $0.51 to $0.52 per diluted share.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. (Decr.) - This Year
	July 30,	July 31,	All	Comp
	2005	2004	Stores	Stores

July	$ 846.2	$ 772.4	9.6%	-0.5%
Second Quarter	$ 2,888.1	$ 2,497.9	15.6%	5.1%
Year-To-Date	$ 5,630.9	$ 4,878.0	15.4%	4.4%

On July 30, 2005, the Company operated 670 stores in 40 states, compared with 589 stores in 38 states at the same time last year.

The Company expects to open approximately 62 additional stores in the third quarter. In August, the Company will open four new stores.  The remaining stores, including new entries into Orlando and Jacksonville, Florida, will open in October.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Second Quarter Earnings Release

Kohl’s Corporation will release its second quarter earnings report on August 11, 2005 at 4:00 PM (EDT). A conference call is scheduled at 5:00 PM (EDT). Investors will have the opportunity to listen to the conference call by dialing (847) 619-6368 ten minutes prior to the start of the call. A replay of the call will be available for 36 hours at (630) 652-3018, Pass Code: 12195903.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Network’s Vcall web site located at http://www.vcall.com. To listen to the call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Director – Public Relations, (262) 703-1464